Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2024 RESULTS

Minneapolis/February 1, 2024/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the second quarter ended December 31, 2023.

Second Quarter FY2024 Highlights

●Second quarter organic revenue declined by 2% (0% reported) to $272.6 million. Organic revenue remained flat (2% reported) in the first half of fiscal 2024 at $549.5 million.

●GAAP earnings per share (EPS) was $0.17 versus $0.31 one year ago. Adjusted EPS of $0.40 compared to $0.47 one year ago.

●The impact of the BioPharma macroeconomic conditions that the industry has experienced throughout the past calendar year increased in our fiscal second quarter. The Company has been able to partially offset this headwind by providing our customers highly productive analytical tools, which is demonstrated by 20% growth in our instrument consumables.

●Strong commercial execution in the academic end market with high single-digit growth.

●Cash flow generated from operations increased to $142.5 million, an 18% increase from the prior year.

●Appointment of Dr. Matthew F. McManus to President of the Diagnostics and Genomics segment.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic revenue, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

"I am pleased with the team’s continued execution in this dynamic operating environment, as we navigated a challenging China landscape and conservatism from a subset of biotech customers, which was partially offset by continued strength in our academic end market,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “Encouragingly, we are seeing initial signs of stabilization in China, and remain confident in the long-term high-growth potential of this geography.”

Kelderman added, “Our unique life science tools and diagnostics portfolio, financial strength, experienced team, and deep scientific capabilities position Bio-Techne to create value for all of our stakeholders going forward.”

Kelderman concluded, “Lastly, I want to thank Chuck Kummeth for his support in my transition, prior to his retirement from Bio-Techne on July 1, 2024. Chuck did a remarkable job growing Bio-Techne during his 11-year tenure as CEO. I am excited to lead this talented team through the next phase of growth.”

Bio-Techne will host an earnings conference call today, February 1, 2024 at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13743935. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13743935. The replay will be available from 11:00 a.m. CST on Thursday, February 1, 2024, until 11:00 p.m. CST on Friday, March 1, 2024.

Second Quarter Fiscal 2024

Revenue

Net sales for the second quarter remained flat at $272.6 million. Organic revenue declined 2% compared to the prior year, with acquisitions contributing 1% and foreign currency exchange having a 1% favorable impact.

GAAP Earnings Results

GAAP EPS was $0.17 per diluted share, versus $0.31 in the same quarter last year. GAAP operating income for the second quarter of fiscal 2024 decreased 44% to $38.0 million, compared to $67.9 million in the second quarter of fiscal 2023. Prior year GAAP EPS was favorably impacted by a non-recurring benefit related to the change in fair value of contingent consideration. GAAP operating margin was 13.9%, compared to 25.0% in the second quarter of fiscal 2023. Current year GAAP operating margin was impacted by the impairment of assets held-for-sale, restructuring charges, the acquisition of Lunaphore, unfavorable volume, and product mix.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.40 per diluted share compared to $0.47 in the same quarter last year. Adjusted operating income for the second quarter of fiscal 2024 decreased 15% compared to the second quarter of fiscal 2023. Adjusted operating margin was 30.1%, compared to 35.5% in the second quarter of fiscal 2023. Adjusted operating margin was unfavorably impacted by the acquisition of Lunaphore, unfavorable volume, and product mix.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2024 net sales were $197.7 million, a decrease of 3% from $203.9 million for the second quarter of fiscal 2023. Organic revenue for the segment declined 4%, with foreign currency exchange having a 1% favorable impact. Protein Sciences segment’s operating margin was 40.3% in the second quarter of fiscal 2024 compared to 43.8% in the second quarter of fiscal 2023. The segment’s operating margin decreased primarily due to unfavorable volume and product mix.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides spatial biology products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s second quarter fiscal 2024 net sales were $75.4 million, an increase of 11% from $68.0 million for the second quarter of fiscal 2023. Organic revenue growth was 5% for the second quarter of fiscal 2024, with acquisitions having a 5% impact and foreign exchange having a favorable impact of 1%. The Diagnostics and Genomics segment’s operating margin was 6.0% in the second quarter of fiscal 2024 compared to 12.2% in the second quarter of fiscal 2023. The segment’s operating margin decreased primarily due to the Lunaphore acquisition.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic revenue
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic revenue represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in fiscal year 2024 due to the sale of Changzhou Eminence Biotechnology Co., Ltd. (Eminence) in the first quarter of fiscal 2023. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the year ended June 30, 2023.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, restructuring and restructuring-related costs, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes acquisition related expenses inclusive of the changes in fair value of contingent consideration, gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2023 and has approximately 3,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Contact:	David Clair, Vice President, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net Sales	$272,598	$271,581	$549,533	$541,236
Cost of sales	96,011	88,221	187,755	178,280
Gross margin	176,587	183,360	361,778	362,956
Operating Expenses:
Selling, general and administrative	115,667	93,010	220,998	192,386
Research and development	22,916	22,459	46,914	46,362
Total Operating Expenses	138,583	115,469	267,912	238,748
Operating income	38,004	67,891	93,866	124,208
Other income (expense)	(4,617)	(1,462)	(10,921)	45,938
Earnings before income taxes	33,387	66,429	82,945	170,146
Income taxes (benefit)	5,922	16,424	4,486	30,407
Net earnings, including noncontrolling interest	$27,465	$50,005	$78,459	$139,739
Net earnings attributable to noncontrolling interest	—	—	—	179
Net earnings attributable to Bio-Techne	$27,465	$50,005	$78,459	$139,560
Earnings per share:
Basic	$0.17	$0.32	$0.50	$0.89
Diluted	$0.17	$0.31	$0.49	$0.86
Weighted average common shares outstanding
Basic	157,533	157,011	157,826	156,887
Diluted	160,060	161,750	161,001	161,766

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/2023	6/30/2023
ASSETS
Cash and equivalents	$130,132	$180,571
Short-term available-for-sale investments	5,520	23,739
Accounts receivable, net	207,451	218,468
Inventories	180,839	171,638
Current assets held-for-sale	26,647	—
Other current assets	40,051	27,066
Total current assets	590,640	621,482

Property and equipment, net	234,204	226,200
Right of use asset	100,863	98,326
Goodwill and intangible assets, net	1,530,687	1,407,382
Other assets	274,359	285,302
Total assets	$2,730,753	$2,638,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$81,668	$77,306
Contract liabilities	28,427	23,069
Income taxes payable	6,646	12,022
Contingent consideration payable	—	3,500
Operating lease liabilities - current	12,672	11,199
Current liabilities held-for-sale	1,593	—
Other current liabilities	4,225	1,413
Total current liabilities	135,231	128,509

Deferred income taxes	71,575	88,982
Long-term debt obligations	447,000	350,000
Operating lease liabilities	96,027	93,766
Other long-term liabilities	17,361	10,919
Stockholders' equity	1,963,559	1,966,516
Total liabilities and stockholders' equity	$2,730,753	$2,638,692

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Gross margin percentage - GAAP	64.8%	67.5%	65.8%	67.1%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	0.0%	0.1%	0.1%
Amortization of intangibles	4.3%	4.1%	4.3%	4.1%
Stock compensation expense	0.1%	0.1%	0.1%	0.1%
Restructuring and restructuring-related costs	0.4%	—%	0.2%	—%
Impact of partially-owned consolidated subsidiaries1)	—%	—%	—%	(0.1)%
Gross margin percentage - Adjusted	69.7%	71.7%	70.5%	71.3%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Operating margin percentage - GAAP	13.9%	25.0%	17.1%	22.9%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	0.0%	0.1%	0.1%
Amortization of intangibles	7.3%	7.0%	7.2%	7.1%
Acquisition related expenses and other	(0.2)%	(3.0)%	(0.2)%	(1.3)%
Stock-based compensation, inclusive of employer taxes	4.8%	6.2%	4.4%	6.0%
Restructuring and restructuring-related costs	2.0%	0.3%	1.0%	0.5%
Impairment of assets held-for-sale	2.2%	—%	1.1%	—%
Impact of partially-owned consolidated subsidiaries1)	—%	—%	—%	(0.1)%
Operating margin percentage - Adjusted	30.1%	35.5%	30.7%	35.2%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. Due to the sale of this partially-owned consolidated subsidiary in the first fiscal quarter of 2023, there was no impact on operating margin for quarter and six months ended December 31, 2023 and the quarter ended December 31, 2022. The excluded revenue and excluded operating (income)/loss attributable to partially-owned consolidated subsidiaries had a 0.1% and (0.2%) impact, respectively, on the operating margin for the first six months of fiscal 2023.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net earnings before taxes - GAAP	$33,387	$66,429	$82,945	$170,146
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	183	100	364	400
Amortization of intangibles	19,769	19,125	39,620	38,408
Amortization of Wilson Wolf intangible assets and acquired inventory	4,208	—	8,416	—
Acquisition related expenses and other	(381)	(8,162)	(822)	(7,484)
Gain on sale of partially-owned consolidated subsidiaries	—	—	—	(11,682)
Stock-based compensation, inclusive of employer taxes	12,958	16,878	24,453	32,336
Restructuring and restructuring-related costs	5,518	780	5,607	2,950
Investment (gain) loss and other non-operating	—	74	(283)	(38,013)
Impairment of assets held-for-sale	6,038	—	6,038	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	(420)
Net earnings before taxes - Adjusted1)	$81,680	$95,224	$166,338	$186,641
Non-GAAP tax rate	22.0%	21.0%	22.0%	21.0%
Non-GAAP tax expense	$17,964	$19,998	$36,579	$39,195
Non-GAAP adjusted net earnings attributable to Bio-Techne1)	$63,716	$75,226	$129,759	$147,446
Earnings per share - diluted - Adjusted1)	$0.40	$0.47	$0.81	$0.91

1)	Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
GAAP effective tax rate	17.7%	24.7%	5.4%	17.9%
Discrete items	8.3	(7.0)	18.0	1.9
Impact of non-taxable net gain	—	(0.2)	—	1.4
Annual forecast update	(2.6)	3.7	—	—
Long-term GAAP tax rate	23.4%	21.2%	23.4%	21.2%
Rate impact items
Stock based compensation	(2.1)%	(2.0)%	(2.4)%	(2.5)%
Other	0.7	1.8	1.0	2.3
Total rate impact items	(1.4)%	(0.2)%	(1.4)%	(0.2)%
Non-GAAP adjusted tax rate	22.0%	21.0%	22.0%	21.0%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Protein Sciences segment revenue	$197,670	$203,887	$402,325	$403,836
Diagnostics and Genomics segment revenue	75,408	68,003	148,204	137,907
lntersegment revenue	(480)	(309)	(996)	(507)
Consolidated revenue	$272,598	$271,581	$549,533	$541,236

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Protein Sciences segment operating income	$79,586	$89,336	$167,947	$175,278
Diagnostics and Genomics segment operating income	4,556	8,296	5,082	16,934
Segment operating income	84,142	97,632	173,029	192,212
Corporate general, selling, and administrative	(2,197)	(1,165)	(4,195)	(2,567)
Adjusted operating income	81,945	96,467	168,834	189,645
Cost recognized upon sale of acquired inventory	(183)	(100)	(364)	(400)
Amortization of intangibles	(19,769)	(19,125)	(39,620)	(38,408)
Acquisition related expenses and other	525	8,307	1,114	8,010
Impact of partially-owned consolidated subsidiaries1)	—	—	—	647
Stock-based compensation, inclusive of employer taxes	(12,958)	(16,878)	(24,453)	(32,336)
Restructuring and restructuring-related costs	(5,518)	(780)	(5,607)	(2,950)
Impairment of assets held-for-sale	(6,038)	—	(6,038)	—
Operating income	$38,004	$67,891	$93,866	$124,208

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net earnings attributable to Bio-Techne	$27,465	$50,005	$78,459	$139,560
Net interest expense (income)	3,513	1,388	7,516	4,745
Depreciation and amortization	27,804	26,703	56,343	53,344
Income taxes (benefit)	5,922	16,424	4,486	30,407
EBITDA attributable to Bio-Techne	64,704	94,520	146,804	228,056
Costs recognized upon sale of acquired inventory	183	100	364	400
Acquisition related expenses and other	(381)	(8,162)	(822)	(7,484)
Amortization of Wilson Wolf intangible assets and acquired inventory	4,208	—	8,416	—
Gain on sale of partially-owned consolidated subsidiaries	—	—	—	(11,682)
Stock-based compensation, inclusive of employer taxes	12,958	16,878	24,453	32,336
Restructuring and restructuring-related costs	5,518	780	5,607	2,950
Investment (gain) loss and other non-operating	—	74	(283)	(38,013)
Impairment of assets held-for-sale	6,038	—	6,038	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	(241)
Adjusted EBITDA	$93,228	$104,190	$190,577	$206,322

1)	Net earnings attributable to Bio-Techne excludes non-controlling interest of approximately 43% of the GAAP net earnings or loss for Eminence. To prevent double-counting the non-controlling interest component within our Adjusted EBITDA calculation, the amount accounts for both the non-controlling interest within the GAAP metric and the impact of partially-owned consolidated subsidiaries within our Non-GAAP adjusted consolidated net earnings table.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	SIX MONTHS
	ENDED
	12/31/2023	12/31/2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$78,459	$139,739
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	56,343	53,344
Costs recognized on sale of acquired inventory	364	400
Deferred income taxes	(22,314)	(6,365)
Stock-based compensation expense	22,846	31,205
Gain on sale of CCXI investment	—	(37,176)
Fair value adjustment to available-for-sale investments	(283)	(839)
(Gain) loss on equity method investment	4,295	—
Fair value adjustment to contingent consideration payable	(3,500)	(8,600)
Gain on sale of Eminence	—	(11,682)
Impairment of assets held-for-sale	6,038	—
Other operating activities	251	(39,561)
Net cash provided by (used in) operating activities	142,499	120,465
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	23,759	26,509
Purchases of available-for-sale investments	(5,526)	(20,500)
Proceeds from sale of CCXI investment	—	73,219
Additions to property and equipment	(28,456)	(15,665)
Acquisitions, net of cash acquired	(169,707)	(101,184)
Distributions from (Investments in) Wilson Wolf	2,149	—
Proceeds from sale of Eminence	—	17,824
Net cash provided by (used in) investing activities	(177,781)	(19,797)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(25,213)	(25,106)
Proceeds from stock option exercises	19,670	16,977
Long-term debt activity, net	97,000	(56,000)
Re-purchases of common stock	(80,042)	(19,562)
Taxes paid on RSUs and net share settlements	(21,302)	(17,853)
Other financing activity	—	(2,457)
Net cash provided by (used in) financing activities	(9,887)	(104,001)
Effect of exchange rate changes on cash and cash equivalents	(5,270)	(4,552)
Net increase (decrease) in cash and cash equivalents	(50,439)	(7,885)
Cash and cash equivalents at beginning of period	180,571	172,567
Cash and cash equivalents at end of period	$130,132	$164,682